Information Barrier Standards

INTRODUCTION

Prudential Financial, Inc.’s (“Prudential”) corporate master policy on Protection and Use of Material Nonpublic Information: Information Barriers and Personal Securities Trading requires that businesses that routinely or predictably obtain material nonpublic information (“MNPI”) about issuers of publicly traded securities have policies and procedures designed to preserve the confidentiality of MNPI and prevent its communication to other areas of the Company unless in accordance with appropriate controls. Such policies and procedures must prohibit sharing MNPI within units except on a need-to-know basis, provide for restricted lists of relevant issuers and prohibit firm and personal trading in securities of restricted issuers. In addition, the policies and procedures of areas that manage investments of Prudential or its clients must establish and maintain information barriers that create appropriate physical and electronic data separation of such units from other investment units and include compliance monitoring procedures and employee training requirements and acknowledgement procedures designed to cause compliance with these Standards. Federal securities laws prohibit trading securities on the basis of MNPI and require Prudential to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of its business, to prevent the misuse of MNPI by Prudential or any Prudential employee.1 These Information Barrier Standards are designed to ensure that Prudential’s investment operations comply with these requirements and imposes restrictions on communication and use of issuer-related information by Prudential investment employees.

These Standards establish Information Barriers between and among Prudential’s investment units or groups of investment units identified in Exhibit A to these Standards (each an “Investment Sector”). These Standards are designed to allow Investment Sectors that commonly obtain MNPI about issuers of publicly traded securities to do so without affecting the investment activity of other Investment Sectors. The principal restriction imposed by these Standards is that, without the prior written approval of a Compliance Officer2, employees assigned to an Investment Sector may not communicate any information with respect to identified issuers of publicly traded securities as to which that Investment Sector has MNPI to any employee of another Investment Sector. It also prohibits employees of one Investment Sector from communicating with employees of another Investment Sector for the purpose of eliciting MNPI with respect to issuers of publicly traded securities. In addition, these Standards establish access restrictions, compliance monitoring procedures, training requirements and confirmation procedures that are designed to ensure compliance with the Standards’ communication restrictions.

All employees assigned to a Prudential Investment Sector are required to become familiar with and to comply with these Standards and to sign an annual statement confirming their understanding of and compliance with these Standards. Violations of these Standards will be considered serious matters and may lead to serious disciplinary actions, including termination of employment in appropriate cases, to the extent consistent with local law.

Any questions with respect to these Standards should be referred to Compliance Officers or the Law Department.

[1]	In addition, Prudential’s Personal Securities Trading Standards provide a description of MNPI and establish requirements and restrictions relating to employees’ personal trading.
[2]

In these Standards, “Compliance Officer” means (i) the PGIM Global Head of Compliance, (ii) his or her Deputy Chief Compliance Officer, (iii) the relevant investment unit’s senior Compliance Officer or (iv) designee of one of the foregoing.

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1.	COMMUNICATION RESTRICTIONS

A.

Designation of Investment Sectors. For purposes of these Standards, Prudential’s investment units have been designated as or grouped into “Investment Sectors,” listed in Exhibit A, that are presumed to have access to the same information about third-party issuers and accordingly share the same restricted lists. Investment units and their employees are prohibited from trading securities of issuers on the restricted list to which they are subject, whether for client, proprietary, or personal accounts.[3] Each Investment Sector and its constituent investment units (including their operations located outside the U.S.) and their employees are considered “walled off” from each other Investment Sector for purposes of the communication and access restrictions set forth in these Standards.

B.

Restricted Communications. Without the prior written approval of a Compliance Officer for each Investment Sector, except as provided below, an Investment Sector employee may not communicate to any employee of another Investment Sector any information (whether or not material or nonpublic) with respect to:

(i)	an issuer whose name appears on his or her Investment Sector’s restricted list; or

(ii)	any other identified issuer of publicly traded securities with respect to which he or she has MNPI.[4]

(iii)	Any specific confidential information of a client of the Investment Sector.

In addition, Investment Sector employees may not communicate with employees of another Investment Sector for the purpose of:

(i)	eliciting MNPI with respect to an issuer of publicly traded securities;

(ii)	determining whether they have MNPI with respect to particular issuers of publicly traded securities; or

(iii)	determining whether the names of particular issuers of publicly traded securities appear on another Investment Sector’s restricted list.

These restrictions apply to both oral and written communication, including all digital communications. All digital communications must follow the Prudential Digital Communications and Internet Use Policy and Standards.

C.

Permitted Cross-Wall Communications. (1) Compliance Officers may approve communications otherwise prohibited under paragraph 1B subject to such conditions as they may deem appropriate to ensure that Investment Sector employees will not communicate to employees of another Investment Sector any material non-public information with respect to identified issuers of publicly traded securities. Examples of conditions that may be deemed appropriate on a

[3]

Restricted lists required under these Standards identify issuers of publicly traded securities with respect to which Investment Sectors have MNPI. Investment units may have or be subject to other restricted lists that are outside the scope of these Standards.

[4]

An issuer is covered by paragraph 1B and is deemed “identified” for purposes of these Standards whenever the information in question either includes the issuer’s name or other facts from which a knowledgeable investment analyst could infer its identity.

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case-by-case basis include monitoring of oral communications by Compliance Officers or the Law Department, limiting the subjects to be addressed in oral communications, pre-clearing written communications and requiring use of code names in oral and written communications. The Compliance Department shall maintain a log of such approved cross-wall communications.

(2) An Investment Sector employee may communicate about an issuer whose name does not appear on his or her Investment Sector’s restricted list and with respect to which he or she does not have MNPI with an employee in another Investment Sector, provided that approval is provided by the Compliance Officer. This requirement applies to both oral and written communication, including all digital communication Business Unit Compliance shall maintain a log of such reported cross-wall communications. If an Investment Sector employee receives such a communication about an issuer that is on the restricted list to which he or she is subject or about which he or she has MNPI, the Investment Sector employee who receives such a request is required to seek approval from a Compliance Officer, who will document it and forward a record to Corporate Compliance on request.

D.

Determinations of Materiality; Materiality Guidelines. Questions about the materiality of particular non-public information that Investment Sector employees may have should be referred to Compliance Officers (who may make determinations in consultation with the Law Department) or directly to the Law Department.

Corporate Compliance, in consultation with the Law Department, shall maintain guidelines with respect to the materiality of non-public issuer-related information of the types commonly possessed by Investment Sector employees. All determinations of the materiality of non-public issuer-related information for purposes of these Standards shall be consistent with the materiality guidelines, except in cases where a Compliance Officer, in consultation with the Law Department, determines in writing that the materiality guidelines should not apply.

E.

Confidentiality Agreements. This Statement of Standards does not affect any party’s rights or obligations under confidentiality agreements restricting the internal or external communication of issuer-related information by Prudential employees. When an investment unit enters into a confidentiality agreement governing information to be received from a third party in connection with an actual or potential investment, the employee who signs the agreement is responsible for determining whether the subject company or its parent is an issuer of publicly traded securities (including debt securities) and, if so, he or she must promptly report the confidentiality agreement to a Compliance Officer so that the issuer may be placed on the Investment Sector’s restricted list, unless the employee determines, in consultation with a Compliance Officer, that the confidentiality agreement is not likely to result in receipt of MNPI. [5] Investment units must take reasonable precautions to ensure that confidential information is not shared with other investment units within the same investment sector.

2.	ACCESS RESTRICTIONS

A.

Internal Meetings. Investment Sector employees must observe the communication restrictions in paragraph 1B in making presentations at any internal meetings where they are aware that employees of another Investment Sector are in attendance. Additionally, without the prior written

[5]

Note that when a confidentiality agreement governs information to be provided to a third party, the fact that the third party seeks to complete a transaction could involve MNPI requiring the third party to be placed on the Investment Sector’s restricted list.

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approval of a Compliance Officer, Investment Sector employees may not attend or participate in those parts of Board of Directors, Investment Committee, Capital and Financial Controls Committee or other oversight meetings (such as Risk Management, PGIM Investment Committee or other meetings attended by employees of other Investment Sectors) or teleconferences or videoconferences during which employees of another Investment Sector make presentations that are expected to include discussion of an identified issuer of publicly traded securities with respect to which the presenting Investment Sector has MNPI.

B.

Records. Without the prior written approval of a Compliance Officer, Investment Sector employees may not have access to board or committee memoranda, portfolio reports, paper or electronic files or computer databases prepared or maintained by another Investment Sector that include non-public information with respect to identified issuers of publicly traded securities. For purposes of this paragraph 2B, an Investment Sector’s restricted list, as well as non-public quality ratings assigned to issuers of debt securities, shall generally be deemed to incorporate non-public information.

C.

Office Space. All office space occupied by Investment Sector employees must have appropriate access control to limit access to such employees or persons not subject to these Standards or exempted from provisions hereof under paragraph 5A, B or C. Employees of two or more Investment Sectors shall not maintain offices on the same floor of any building, unless the office space for each Investment Sector is physically separated and the only investment unit employees that have free access to each respective space belong to a single Investment Sector. Access should be limited through coded identification cards or another method approved by Compliance Officers. Without either the prior written approval of a Compliance Officer or a Compliance escort, Investment Sector employees (other than those exempted from provisions hereof under paragraph 5A, B or C) may not enter the office space of another Investment Sector.

D.	Trading Rooms. Without a Compliance escort, Investment Sector employees may not enter a public securities trading room maintained by another Investment Sector.

3.	COMPLIANCE MONITORING

A.

Restricted Lists. The Compliance unit supporting each Investment Sector shall maintain in electronic format a list of all issuers of publicly traded securities with respect to which such Investment Sector has MNPI. Whenever any Investment Sector employee obtains (from any source, including without limitation data warehouses such as IntraLinks, meetings with corporate insiders and financial statements or projections received from issuers) MNPI with respect to an issuer of publicly traded securities, he or she must immediately notify a Compliance Officer, who shall immediately arrange for the issuer’s name to be placed on the Investment Sector’s restricted list, except in certain limited situations as provided in paragraph 3B, and maintained thereon until such time as a Compliance Officer concludes that no employee of that Investment Sector possesses MNPI with respect to the issuer. Without the prior written approval of a Compliance Officer and the Law Department, an Investment Sector employee may not purchase or sell, for any account, securities of any issuer whose name appears on the restricted list to which he or she is subject, or any derivative contracts in respect of such securities, unless the purchase or sale is from or to the issuer or an underwriter for the issuer.

B.

Isolated Information Barriers. In certain circumstances, the PGIM Global Head of Compliance, in conjunction with the Law Department, may determine in writing that it is appropriate to place an isolated information barrier around one or more persons within an Investment Sector with respect to an identified issuer about which they have received or are expected to receive MNPI. In these situations, the issuer need not be placed on the Investment Sector’s restricted list and investment unit Compliance in

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consultation with the Law Department will determine other appropriate procedures and restrictions that may apply. Investment Sector Compliance, in conjunction with the Law Department, shall develop and maintain procedures governing the circumstances in which an isolated information barrier may be established and how it shall be maintained and monitored. These procedures must provide that only specific named individuals be designated; that Corporate Compliance be advised of their names and the name of the issuer for purposes of monitoring trading; that the barrier be regularly assessed by investment unit Compliance; that written approvals and other appropriate records be maintained; and that the designated individuals be notified of appropriate restrictions on communication about the issuer and be provided guidance on how to conduct themselves while the barrier is in effect. In the event of any breach of an isolated information barrier, investment unit Compliance shall immediately place the issuer on the Investment Sector’s restricted list.

C.

Monitoring of Investment Sectors that Trade in Public Markets. Periodically, Corporate Compliance shall arrange for (i) reports of trades executed by Investment Sectors participating in public market activities during the 15 preceding calendar days to be compared with certain Investment Sector restricted lists, (ii) trades in securities of issuers whose names appear on these restricted lists to be identified and (iii) such trading activity to be reviewed and, in appropriate cases, investigated pursuant to procedures approved in writing by Corporate Compliance. Results of these investigations shall be documented.

D.

Monitoring of Employee Trading. Corporate Compliance shall arrange for reports of trades executed by Investment Sector employees for their own personal accounts to be compared with the Investment Sector restricted lists in accordance with Prudential’s Personal Securities Trading Standards.

4.	TRAINING AND CONFIRMATIONS

A.

Initial Training. Whenever an employee becomes an Investment Sector employee (other than upon transfer from another Prudential Investment Sector), he/she shall be provided access to a copy of these Standards and the materiality guidelines established pursuant to paragraph 1D.

Within 30 days of becoming a new Investment Sector employee, every employee must participate in a training presentation on these Standards in accordance with the relevant training program(s) established by Compliance.

B.

Periodic Training. Except as approved by a Chief Compliance Officer, each Investment Sector employee must participate in periodic training, on these Standards as prescribed via the training program(s) established by Compliance.

C.

Annual Confirmations. At least once in each calendar year, each Investment Sector employee must file with Corporate Compliance written confirmation that he or she (i) has read and understands these Standards, (ii) participated in periodic refresher training on these Standards, (iii) complied with these Standards during the preceding calendar year and (iv) is not aware of any violation of these Standards by another Investment Sector employee that has not been brought to the attention of Compliance or Law. Failure to submit such confirmation in a timely fashion may lead to disciplinary action.

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D.

Investment Sector Employee Transfers. Whenever an Investment Sector employee transfers to a different Investment Sector, the transferee shall sign and file with investment unit Compliance a statement (i) confirming the signer’s understanding of his or her new responsibilities under these Standards and (ii) identifying any issuer of publicly traded securities with respect to which he or she has MNPI. The names of any issuers of publicly traded securities so identified shall be immediately placed on the restricted list of the Investment Sector to which the employee has been transferred unless an isolated information barrier is created in accordance with paragraph 3B above.

5.	INDIVIDUALS OR SUPPORT FUNCTIONS DEEMED TO BE “ABOVE”

INFORMATION BARRIERS

A.

Investment Sector Senior Officers. Certain Investment Sector Senior Officers, each of whom is listed on Exhibit B, may have management or supervisory responsibility for more than one Investment Sector or may have responsibilities involving non-investments businesses. These Investment Sector Senior Officers are deemed to be “above” the information barrier(s) that separate such Investment Sectors from each other and accordingly shall not be subject to the access and communication restrictions set forth in these Standards relating to such barrier(s), provided that these individuals meet the requirements listed in paragraph 5D below. These individuals are nevertheless prohibited from disclosing non-public information about a publicly traded issuer to any investment unit employee whose Investment Sector does not already have the information without prior approval of a Compliance Officer. Individuals designated as Investment Sector Senior Officers will be notified in writing of their status by investment unit Compliance.

B.

Investment Sector Support Functions. Due to their job function and requirements, certain Investment Sector Support Functions, each of which is listed on Exhibit A, may support or have access to information for one or more Investment Sectors. In certain instances, the employees of Investment Sector Support Functions may be deemed to be “above” the information barriers that separate such Investment Sectors and are not subject to the access and communication restrictions set forth in these Standards, provided that these individuals meet the requirements listed in paragraph 5D below. However, Investment Sector Support Function employees who support, and are physically located within space occupied by, an Investment Sector are not deemed to be above any information barrier and are deemed to be employees of the Investment Sector they support, other than Compliance Officers and the Law Department who shall in all cases be deemed to be above all information barriers. Employees of the Investment Sector Support Functions who are deemed to be above an information barrier are prohibited from disclosing non- public information about a publicly traded issuer to any investment unit employee who does not already have access to the information without prior approval of a Compliance Officer. Units designated as Investment Sector Support Functions will be notified in writing of their status by investment unit Compliance, which will maintain records of the determinations made to designate Investment Sector Support Functions.

C.

Additional Limited Exceptions. In certain circumstances, the PGIM Global Head of Compliance or for any Investment Sector, its Chief Compliance Officer, in conjunction with the Law Department, may classify certain individuals as being “above” an information barrier and therefore not subject to the access and communication restrictions set forth in these Standards. These individuals are nevertheless prohibited from disclosing non-public information about a publicly traded issuer to any investment unit employee who does not already have access to the information without prior approval from a Compliance Officer. Investment unit Compliance will advise such individuals in writing of their status and of any specific restrictions that Compliance determines should apply to their conduct.

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D.

Above the Information Barrier Criteria. Investment Sector Senior Officers or Support Functions (other than Compliance Officers and the Law Department employees listed in Exhibit A who are deemed to be in all cases above all information barriers) must meet the following criteria in order to be deemed above an information barrier:

i.	They do not have trade date access to trading information of any Investment Sector through reports, regular communication or access to trading systems (during normal trading hours).

ii.	They do not make trading or investment decisions or have any direct day- to-day investment management responsibilities for any units engaging in public market or private investment activity.

iii.	They do not participate in regular periodic meetings where specific securities to be purchased or sold by any investment unit engaging in public market activity are discussed.

6.	EXCEPTIONS AND MODIFICATIONS

A.

Approval. Prudential’s Chief Compliance Officer is authorized to approve exceptions to and modifications of this Statement of Standards. However, in the case of Office Space (Section 2.C.), the PGIM Global Chief Compliance Officer is authorized to approve exceptions where the space in question involves two or more PGIM businesses and does not involve any non-PGIM businesses, with the exception of any non-PGIM associates who serve in a supporting function to these PGIM businesses (i.e., Global Technology, Communications, Finance, etc). Approvals shall be in writing and shall set forth the basis and rationale therefore and any conditions to which the approval is subject.

B.

Information Barrier Breaches. Any known breach of an information barrier shall be documented by investment unit Compliance and a record of the breach shall be sent to Corporate Compliance. When a breach of an information barrier results in material non-public information about an issuer of publicly traded securities being passed to another Investment Sector, unless an isolated information barrier is established pursuant to paragraph 3B, investment unit Compliance must immediately place the issuer on the recipient Investment Sector’s restricted list. If, at the time of the breach or promptly thereafter, it is determined that in spite of the fact that the name of the issuer was disclosed to another Investment Sector, no MNPI was disclosed, a Compliance Officer may determine that the issuer does not have to be placed on, or may be removed from, the recipient’s restricted list.

7.	MISCELLANEOUS

A.

Prior Policy Statements. This Statement of Standards supersedes all prior policy statements restricting the communication and use of issuer-related information by Prudential investment units generally and prior exceptions thereto, but it shall not supersede policy statements adopted by particular Prudential investment units that are consistent with these Standards.

B.	New Investment Sector Senior Officers and Investment Sectors. Exhibits A and B to these Standards may be amended with the written approval of the Chief Compliance Officer of the Investment Sector.

C.

Records. Corporate Compliance shall maintain a central file of the materiality guidelines established pursuant to paragraph 1D and all other written approvals, exceptions, violations, confirmations, determinations, memoranda and communications required by this Statement of Standards.

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D.

Business Continuation Events. One or more Investment Sectors will be permitted to establish space-sharing arrangements during a business continuation event. An Isolated Information Barrier Exception, as referenced in Section 3B of these Standards, will not be required provided the space-sharing arrangement does not exceed 30 calendar days. At the end of the 30-calendar day period, the Compliance Officer will obtain certifications from the impacted Investment Sector employees indicating that material, non-public information pertaining to another Investment Sector’s business activities was not shared or misused. Space-sharing arrangements exceeding 30-calendar days will require an Isolated Information Barrier Exception.

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Exhibit A

Graphic Depiction of Investment Sectors and Infrastructure Barriers Effective July 15, 2022

Investment Sector Senior Officers[1]

Certain Employees of Investment Sector Support Functions:[2] Compliance, Law, Finance, PGIM Executive Support, Internal Audit, PGIM Institutional Relationship Group, PGIM Institutional Advisory & Solutions, PGIM DC Solutions LLC, Operations & Systems and Risk Management

A. PGIM QS Investment Sector

Units:
PGIM Quantitative Solutions LLC

Restricted List:
PGIM QS Restricted List

B. PGIM Wadhwani-UK Investment Sector

Units:
PGIM Wadhwani LLP

Restricted List:
PGIM Wadhwani Restricted List

C. Jennison Investment Sector

Units:
Jennison Associates LLC

Restricted List:
Jennison Restricted List

D. Fixed Income Investment Sector

Units:
PGIM Fixed Income (all units and locations)
PGIM (Singapore) Pte. Ltd. – Fixed Income staff
PGIM Japan Co., Ltd.
PGIM Limited – Fixed Income staff
Capital Markets Group
PGIM Netherlands B.V.

Restricted List:
Fixed Income Rule10b-5 (Inside Information) Restricted List

E. PGIM Investments LLC Sector

Units:
Strategic Investment Research Group (SIRG)
PGIM Custom Harvest

Restricted List:
SIRG ETF Trading Universe Restricted List (includes PGIM Custom Harvest Investment Persons)

F. Private Investment Sector

Units:
PGIM, Inc. - PGIM Real Estate , excluding GRES
PGIM Real Estate (Europe) and affiliated/related entities (including but not limited to):
- PGIM Limited – PGIM Real Estate staff
- PGIM Real Estate (UK) Limited– PGIM Real Estate staff
- PGIM Real Estate Luxembourg SA
- PGIM Real Estate France SAS
- PGIM Real Estate Germany AG
- Montana Capital Partners

PGIM Real Estate (PanAsia) and affiliated entities (including but not limited to):
- PGIM (Singapore) Pte. Ltd. – PGIM Real Estate staff
- PGIM Real Estate (Japan) Ltd.
- PGIM (Hong Kong) Limited – PGIM Real Estate staff
- PGIM (Australia) Pty. Ltd.
- PGIM Korea Inc. – PGIM Real Estate staff

PGIM Real Estate - Latin America and affiliated/related entities
PGIM, Inc. – PGIM Private Capital (all units and locations)
PRICOA Capital Group (Ireland) Ltd.
PGIM Private Placement Investors, L.P.
PRICOA Capital Group Ltd. – PPC staff
Chief Investment Office[3]
Enterprise Risk Management (ERM) - Investment Risk Management
ERM Market Risk Management
Impact & Responsible Investing
PGIM Portfolio Advisors

Restricted Lists:
PPC Portfolio Holding List 90-Day Pricing List
PPC MNPI List
PPC Watch and Early Warning List, PGIM Real Estate Finance MNPI List, PGIM Real Estate MNPI List
Global REIT/REOC Restricted List
PGIM Real Estate MNPI List
Chief Investment Office Restricted List
Alternative Assets Restricted List
Impact Investment Restricted List
Montana Capital Partners Restricted List

G. PGIM Real Estate Investment Sector

Units:
PGIM Inc. – PGIM Real Estate, GRES staff (all units and locations)

Restricted List:
Global Real Estate Securities Restricted List ("GRL")

[1] Certain Investment Sector Senior Officers are deemed to be above the wall, see paragraph 5A, and are listed on Exhibit B.
[2] Certain employees of Investment Sector Support Functions are deemed to be above the wall, while others are deemed to be employees of the Investment Sector they support. See paragraph 5B.
[3] Includes Global Hedge Management (Prudential Global Funding)

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Exhibit B

Investment Sector Senior Officers

Prudential Financial, Inc. Chief Investment Officer

Chairman of PGIM’s Real Estate Businesses*

President and CEO of PGIM

Chief Operating Officer of PGIM

Chief Marketing Officer of PGIM

Chief Investment Officer International Insurance

Head of Global Hedge Management

*	This position is “above the wall” only with respect to the following Investment Sectors: E. Private Investment Sector and F. PGIM Real Estate Investment Sector.

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